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                                                                    EXHIBIT 21.1


                     Subsidiaries of deCODE genetics, Inc.

1. Islensk erfdagreining ehf., an Icelandic private limited company (English name: deCODE genetics ehf,)



                   Subsidiaries of Islensk erfdagreining ehf.

1. Islenskar lyfjarannsoknir ehf., an Icelandic private limited company (English name: Encode ehf.)

2.   Cyclops ehf., an Icelandic private limited company

3. Islenskar krabbameinsrannsoknir ehf., an Icelandic private limited company (English name: deCODE Cancer ehf.)